UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2004

CHOICEPOINT INC.

(Exact name of registrant as specified in charter)

Georgia	001-13069	58-2309650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Alderman Drive
Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 752-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

ChoicePoint Inc. Credit Agreement

On December 29, 2004, ChoicePoint Inc. (the “Company”) entered into a $400 million (expandable to up to $500 million) five-year unsecured, multicurrency, revolving credit and letter of credit facility (the “Agreement”), with Wachovia Bank, National Association as Administrative Agent and a Lender, SunTrust Bank as Syndication Agent and a Lender, BNP Paribas as Documentation agent and a Lender, and the following other Lenders: Bank of America, Credit Suisse First Boston, JPMorgan Chase Bank, and Regions Bank. Wachovia Capital Markets, LLC and SunTrust Capital Markets, Inc. acted as Co-Lead Arrangers and Wachovia Capital Markets, LLC acted as Sole Book Runner, under the Agreement. Amounts available under the Agreement will replace the Company’s existing revolving credit agreement (referenced in Item 1.02), and will be used to pay fees and expenses related to the transaction and for general corporate purposes of the Company and its subsidiaries, including, without limitation, working capital, capital expenditures in the ordinary course of business and permitted acquisitions. Certain of the lenders named above, directly or through affiliates, have pre-existing relationships with the Company, including participation in the refinanced revolving credit facility (referenced in Item 1.02), the Company’s receivables securitization for certain of the Company’s subsidiaries, and the Company’s synthetic lease arrangements which are described or incorporated by reference in the Company’s filings on Form 10-Q as of June 30, 2004 and Form 10-K as of December 31, 2003.

Under the Agreement, the Company may borrow in U.S. dollars or an Alternative Currency (as defined in the Agreement, including euros, British pounds sterling, and any other alternative currency approved by the Lenders). The principal amount of the loans under the Agreement may not exceed $400 million; provided, that at any time within four years of the closing date and so long as no default or event of default has occurred and is continuing, the Company may request increases in the aggregate commitments of the lenders, up to an amount not to exceed $500 million. The Agreement has a $25 million sublimit for the issuance of standby letters of credit and a $200 million sublimit on Alternative Currency loans. The Company’s Material Subsidiaries (as defined in the Agreement) that are U.S. subsidiaries are guarantors of the obligations under the Agreement, and any new Material Subsidiary that is a U.S. subsidiary also will be required to become a guarantor.

The Agreement contains customary representations, warranties and covenants, including covenants limiting liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes. In addition, the Agreement contains covenants to the effect that (i) the Company will not permit the ratio of Funded Debt to Consolidated EBITDA (as those terms are defined in the Agreement) to exceed 3.00 to 1.00 and (ii) the Company’s ratio of Consolidated EBITDA to Consolidated Interest Expense (as those terms are defined in the Agreement) shall not be less than 4.00 to 1.00.

In the event of a default by the Company under the Agreement, including cross-defaults relating to specified other debt of the Company or its consolidated subsidiaries in excess of $5 million, the lenders may terminate the commitments under the Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the Agreement or applicable law or equity, including set-off rights. For events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

For borrowings in U.S. dollars, the Company has the option to elect one of two methods for calculating the interest due on borrowings under the Agreement. If the Company elects the Base Rate (as defined in the Agreement), the Company’s rate per annum will be equal to the higher of (i) the rate which the Administrative Agent quotes for reference as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate (as defined in the Agreement), as in effect from time to time, plus one-half of one percent per annum. If the Company elects to borrow U.S. dollars as a Eurodollar Advance, and for all borrowings in an Alternative Currency, the Company’s rate per annum will be equal to the sum of LIBOR plus the Applicable Margin (as those terms are defined in the Agreement). The Applicable Margin varies, depending on the Company’s ratio of Funded Debt to Consolidated EBITDA, and ranges from 0.375% to 1.00%. During the term of the Agreement, the Company will pay a facility fee to the Administrative Agent, for the account of the Lenders, which will vary, depending on the Company’s ratio of Funded Debt to Consolidated EBITDA, and ranges from 0.125% to 0.250%. In addition, the Company will pay a fee for each letter of credit issued under the Agreement equal to the Applicable Margin, and a customary fee payable to the issuer of each letter of credit.

Loans made and other obligations incurred under the Agreement will mature on December 29, 2009. A copy of the Agreement will be filed as an exhibit with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.

Item 1.02. Termination of a Material Definitive Agreement.

The Agreement replaced as of December 29, 2004 the then existing Revolving Credit Facility dated as of May 10, 2002 among the Company, the Lenders listed therein, SunTrust Bank as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, U.S. Bank National Association, as Documentation Agent and BNP Paribas, as Documentation Agent described in Item 1.01 above. There were no borrowings outstanding under this credit facility at the time of termination. The material relationships described in Item 1.01 are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated into Item 2.03 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2005	CHOICEPOINT INC. (Registrant)
	By:	/s/ Steven W. Surbaugh
Steven W. Surbaugh
Chief Financial Officer (Principal Financial Officer)